Exhibit 10.7

[Dell Letterhead]

July 20, 2015

SecureWorks, Inc.

One Concourse Parkway, Suite 500

Atlanta, GA 30328

Re: Treatment of Existing Customers & Existing Projects

Dear Sir or Madam:

This letter agreement (“Agreement”) relates to, among other things, that certain (i) Security Services Customer Master Services Agreement, dated July 7 2015 (the “MSA”), by and between Dell USA L.P., on behalf of itself, Dell Inc., Dell Inc.’s direct and indirect Subsidiaries (“Dell”), and SecureWorks, Inc., for itself and its Subsidiaries (“Spyglass”); and (ii) Reseller Agreement, effective as of August 1, 2015 (the “Reseller Agreement”), by and between Dell and Spyglass. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the MSA or Reseller Agreement, as applicable.

Under the MSA, Services may be purchased for (i) Dell’s internal use, or (ii) use by Dell in connection with Dell providing complex, bundled services to Dell Customers. Under the Reseller Agreement, Dell may resale Spyglass Services to end users located within the Territory. Dell customers (“Existing Customers”) that receive Spyglass-related services today (“Existing Projects”) do so pursuant to an agreement between Dell and the Existing Customer (a “Customer Agreement”). For the avoidance of doubt, Existing Customers include those identified on the Existing Customer List dated as of the date hereof (the “Internal & ITO Customers”).

Pursuant to this Agreement, Dell and Spyglass hereby agree as follows with respect to Existing Customers and Existing Projects:

1. Terms and Conditions. Existing Projects shall continue to be governed by the terms and conditions under which the purchase of Services was originally made (as amended by this Agreement and as such terms and conditions may be amended from time to time, the “Existing Terms and Conditions”). The terms of the MSA or Reseller Agreement, as applicable, shall apply to Existing Projects only as set forth in this Agreement.

2. Renewals.

(a)	Except as otherwise set forth below in Section 2(b): (i) when an Existing Project comes up for renewal, unless otherwise directed by Spyglass, Dell will not renew the Existing Project and will, instead, direct the applicable Existing Customer to Spyglass; and (ii) when an Existing Customer wants to increase the amount of Services purchased or add additional Services, unless otherwise directed by Spyglass, Dell will not increase or add Services, but will direct the Existing Customer to Spyglass.

(b)	With respect to Existing Customers that are located in the Non-LE Countries or that are public and/or educational institutions located within the U.S., such Existing Customers’ Existing Projects may be renewed and such Existing Customers may increase or add Services, in each case in accordance with the Reseller Agreement.

3. Pricing. Notwithstanding anything to the contrary in the Existing Terms and Conditions, from and following the Effective Date, (i) with respect to the Internal & ITO Customers, Section 2.1 (Fees) and Section 2.6 (Invoices and Payment) of the MSA shall apply; and (ii) with respect to those Existing Customers described in Section 2(b) of this Agreement that are renewing or increasing/adding Services, the pricing terms set forth in Section 1.1.1 of the Reseller Agreement shall apply.

4. Assignment and Assumption. Certain Existing Customers are billed directly by Dell on Existing Projects. Dell hereby assigns the revenues collected in connection with such Existing Projects to Spyglass and Spyglass assumes all obligations and liabilities associated with such Existing Projects.

5. Limitations of Liability. Notwithstanding anything to the contrary in the Existing Terms and Conditions, the parties’ liability to each other with respect to Existing Projects, including Existing Projects as they may be augmented from time to time by the purchase of additional Services, shall be limited as follows: EXCEPT UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION OR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY, NEITHER DELL NOR SPYGLASS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY TYPE INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND LOST SALES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY EXISTING PROJECT, EVEN IF ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF A PARTY ASSERTS OR ESTABLISHES A FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

EXCEPT UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION OR MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY, NEITHER PARTY’S TOTAL LIABILITY FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH AN EXISTING PROJECT (“EXISTING PROJECT CLAIMS”) WILL EXCEED THE TOTAL AMOUNT CHARGED BY DELL DURING THE PRIOR TWELVE (12) MONTHS TO THE APPLICABLE EXISTING CUSTOMER WITH RESPECT TO ALL SPYGLASS SERVICES SOLD TO SUCH EXISTING CUSTOMER UNDER THE APPLICABLE CUSTOMER AGREEMENT (SUCH LIABILITY CAP, THE “EXISTING PROJECT CAP”). NOTWITHSTANDING THE PREVIOUS SENTENCE, THE EXISTING PROJECT CAP WILL BE ADJUSTED AS FOLLOWS: IN THE EVENT THE LIABILITY CAP IN THE APPLICABLE CUSTOMER AGREEMENT CONTAINS A MULTIPLIER OR IS AN AMOUNT REFLECTING THAT DELL’S TOTAL LIABILITY IS CAPPED AT SOME MULTIPLE OF THE TOTAL AMOUNT CHARGED BY DELL DURING THE PRIOR TWELVE (12) MONTHS (THE “MULTIPLIER”), THEN THE EXISTING PROJECT CAP WILL BE MULTIPLIED BY THE MULTIPLIER (THE “ADJUSTED CAP”) AND NEITHER PARTY’S TOTAL LIABILITY FOR ANY EXISTING PROJECT CLAIM WILL EXCEED THE ADJUSTED CAP.

6. Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the applicable laws of any jurisdiction other than the State of Texas. Any Disputes related to this Agreement will be resolved in accordance with Section 14.6 (Dispute Resolution) of the MSA.

If the foregoing terms and conditions are consistent with your understanding, please signify your acceptance of this Agreement, to be effective as of August 1, 2015, by signing below.

Sincerely,

/s/ Janet B. Wright
Janet B. Wright
Vice President & Asst. Secretary, Dell Inc.

Accepted on behalf of SecureWorks, Inc.

By:	/s/ Michael R. Cote
Name:	Michael R. Cote
Title:	President & Chief Executive Officer